Exhibit 99.2

SCICLONE PHARMACEUTICALS APPOINTS GARY TITUS AS CHIEF FINANCIAL OFFICER

FOSTER CITY, CA – December 2, 2008 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced the appointment of Gary Titus as Chief Financial Officer and Senior Vice President, Finance, effective December 8, 2008. In this position, Mr. Titus will use significant biotechnology industry experience to lead finance activities and investor relations for the Company as well as oversee human resources, and legal affairs. Mr. Titus will report to Friedhelm Blobel, Ph.D., President and Chief Executive Officer of SciClone.

Mr. Titus brings to SciClone his in-depth experience in working with public corporations in a variety of areas, including financial planning and analysis, SEC reporting, investor relations, business development,   and corporate strategy.

Mr. Titus served most recently as Senior Vice President of Finance and Chief Financial Officer at Kosan Biosciences, prior to its acquisition by Bristol-Myers Squibb, in which transaction he played a significant role.  Prior to that, Mr. Titus was Chief Financial Officer and Vice President at Nuvelo, Inc.  Earlier in his career, Mr. Titus held a variety of positions with increasing management responsibilities at other biotechnology companies, including Metabolex, Inc., Intrabiotics Pharmaceuticals, Inc., and Johnson & Johnson’s healthcare division LifeScan, Inc.

"With an impressive track record that spans more than 20 years in the biotechnology and healthcare sectors, Gary brings extensive expertise to SciClone,” said Dr. Blobel. “His broad experience in finance  and corporate development  as well as relationships within the investment community will be highly valuable to SciClone as we continue to focus on growing our global operating business and continue developing our pipeline of product candidates in oncology and viral infectious diseases. "

Mr. Titus earned a Bachelor of Science degree in Accounting from University of South Florida and a Bachelor of Science degree in Finance from University of Florida and is a Certified Public Accountant. He also completed the Global BioExecutive Program at UC Berkeley’s Haas School of Business and is a member of several professional organizations.

About SciClone
SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) is a global biopharmaceutical company dedicated to developing and commercializing promising therapies for life-threatening diseases. SciClone’s corporate infrastructure leverages diverse global resources to finance growth in multiple markets and fund development of its advanced pipeline of mid- to late-stage product candidates. SciClone’s lead product, ZADAXIN(R), is approved for sale in over 30 countries for the treatment of hepatitis B, hepatitis C, and certain immune-sensitive cancers.  According to SciClone’s most recent publicly-issued guidance, sales of ZADAXIN are expected to grow for the full year 2008 by more than 40% compared to 2007, and are expected to reach about $49 to $51 million in China alone. SciClone has several products in clinical development, consisting of thymalfasin for stage IV melanoma, RP101 for the treatment of pancreatic cancer, and SCV-07 for the treatment of HCV and oral mucositis; and, awaiting approval in China, DC Bead(TM) for the treatment of liver cancer. For additional information, please visit www.sciclone.com.

Corporate Contact:
Ana Kapor
SciClone Pharmaceuticals, Inc.
650.358.3437
investorrelations@sciclone.com